DOUGLAS FINANCIAL LLC
654 MADISON AVENUE, SUITE 1009
NEW YORK, NY 10021

19 January, 2007

Mr. Zou – Chairman and CEO
Dalian RINO Environmental Engineering Science and Technology Co., Ltd.
No. 11 Youquan Road, Zhanqian Street
Jinzhou District,
Dalian, 116100
People's Republic of China

ENGAGEMENT AGREEMENT PROVIDING FOR INVESTMENT BANKING SERVICES

Dear Mr. Zou,

This letter agreement (the "Agreement") is written to set forth the understanding and agreement between Douglas Financial LLC ("Douglas") and Dalian RINO Environmental Engineering Science and Technology Co., Ltd. with its principal place of business in Dalian in the People's Republic of China (hereinafter, altogether, the "Company").

The Company hereby engages Douglas on an exclusive basis, initially for the one year period commencing the date hereof, to provide it with investment banking services and Douglas hereby accepts such engagement. In the event that as a result of this initial engagement Douglas successfully arranges the Financing described below (the "Closing"), this Agreement will remain in force for a period of two years following the Closing of such Financing.

I. INVESTMENT BANKING SERVICES

1. Financial Advisory Services

Douglas (the "Placement Agent"), will assist the Company with its current investment banking requirements, including what is presently expected to be an equity financing of up to $41,250,000 into a U.S. over-the-counter Bulletin Board ("OTCBB") clean public shell company ("Public Shell") in connection with which there will be a simultaneous issuance of 35% of the equity interests of such shell company (the "Financing"). The Financing will be marketed to institutional and high-net-worth individual financial investors ("Financial Investors") or, at the option of the Company, strategic investors ("Strategic Investors"). We will assist the Company with the

acquisition of a Public Shell as well as a reverse merger transaction with the Public Shell (altogether with the Financing, the "Transaction), such assistance to be provided over the period of this Agreement. Douglas's assistance with respect to the Financing and the Transaction shall be on a best efforts basis.

With respect to Financial Investors, Douglas will provide the following financial advisory and placement agency services:

> (i) provide advice regarding the financial structure of the Company or its subsidiaries or any projects or programs undertaken by any of the foregoing; (ii) assist in structuring the Financing with respect to what is usual and standard practice on terms and conditions equivalent for organizations in similar financings; (iii) assist in preparing and documenting the offering memorandum and related materials relating to the Financing; (iv) when the structuring of the Financing has reached an appropriate stage, assist in the process to obtain and execute such Financing; and (v) assist in obtaining and executing such Financing on the most favorable terms and conditions consistent with current market conditions and the nature of and risks inherent in the Company.

With respect to Strategic Investors, Douglas will provide the following financial advisory and placement agency services:

> (i) assist in the evaluation of a Strategic Investor from a financial point of view; (ii) provide advice and assistance with respect to the form and structure of any Transaction involving a Strategic Investor; and, when the structuring of the strategic relationship has reached an appropriate stage, (iii) act as the Company's agent to assist the Company in locating and obtaining, on the most favorable terms and conditions, such Strategic Investor(s) in the form of Company clients, customers or vendors, and assist the parties to enter into sales, vendor, licensing or related strategic agreements. (Such agreements with Strategic Investors, whether they result in a financial investment and or license arrangement, sales or vendor agreement or otherwise, shall also be considered Financing for purposes of this Agreement.)

With respect to the purchase of the Public Shell, the reverse merger of the Public Shell and the Company, Douglas will provide the following financial advisory and placement agency services:

> (i) provide advice regarding, and source and obtain, alternative Public Shells to be purchased by the Company; (ii) assist in structuring the purchase of the Public Shell and the merger agreement between it and the Company with respect to what is usual and standard practice on terms and conditions equivalent for organizations in similar transactions; (iii) assist in preparing and documenting the offering memorandum and related materials as they relate to the purchase of the Public Shell; (iv) when the structuring of the purchase of the Public Shell and its merger with the Company has reached an appropriate stage, assist in the process to purchase such Public Shell on behalf of the Company and to reverse merge the Public Shell with the Company; and (v) assist in obtaining and executing such purchase and

reverse merger on the most favorable terms and conditions consistent with current market conditions and the nature of and risks inherent in the Company.

It is understood that pursuant to and within the term of this Agreement, all activities with respect to sourcing, selecting and negotiating the purchase of the Public Shell are hereby exclusively delegated to Douglas as an integral part of its services provided to the Company pursuant to this Agreement, and shall not be assigned to or pursued by any other party, including the Company or its attorneys or accountants.

Douglas shall not be required to undertake duties not reasonably within the scope of the financial advisory services in which it is generally engaged. In performance of its duties, Douglas shall provide the Company with the benefits of its best judgment and efforts, but it is understood and acknowledged by the parties that the value of Douglas's advice may not be measurable in a quantitative manner. Douglas does not guarantee that the Company will receive the valuation for its securities that it desires.

The Company acknowledges that Douglas and its affiliates are in the business of providing financial advisory services of all types contemplated by this Agreement to others. Nothing herein contained shall be construed to limit or restrict Douglas or its affiliates in conducting such business with respect to others or rendering such advice to others.

The Company recognizes and confirms that Douglas, in acting pursuant to this Agreement, will be using information in reports and other information provided by third parties, including information provided by or on behalf of the Company. Douglas does not assume responsibility for and may rely on, without independent verification, the accuracy and completeness of any such reports and information. The Company hereby warrants that any information relating to the Company that is furnished to Douglas by or on behalf of the Company will be accurate and will not contain any material misstatements of fact or omissions. The Company agrees that any information or advice rendered by Douglas or its representatives in connection with this Agreement is for the confidential use of the Company's Board of Directors, management and employees, as well as attorneys, accountants and other agents of the Company on a need-to-know basis and, except as otherwise required by law, the Company will not, and will not permit any third party to, disclose or otherwise refer to such advice or information in any manner without Douglas's prior written consent.

2. Merger and Acquisition Services

Relating to its assistance with respect to the Financing, Douglas shall provide the Company with services related to merger and acquisition transactions in the event that at any time during which this Agreement is in place, the Company or any of its affiliates shall enter into any "merger and acquisition transaction" as described below with any party introduced to the Company by Douglas, directly or indirectly. For the avoidance of doubt, the Company's merger and acquisition of businesses and/or equity interests and/or assets within China (the "PRC Merger"), and the reverse merger of the Public Shell and the Company, shall be excluded from "merger and acquisition transaction" for the purpose of this Agreement. However, in the event the Company does engage any investment banking

companies to provide service for any PRC Merger, Douglas shall have the right, but not the obligation, which right is exercisable in Douglas's sole discretion, to provide investment banking services to the Company on an irrevocable preferential right of refusal basis for such PRC Mergers, and shall be paid pursuant to the provisions of paragraph II (ii) of this Agreement.

For purposes of this Agreement, the term "merger and acquisition transaction" means: (i) any merger, consolidation, reorganization or other business combination including strategic partnerships or joint ventures pursuant to which the business or businesses of a third party, including projects, stand-alone assets or technologies, are combined with that of the Company in either a direct ownership, joint venture or strategic alliance fashion; (ii) the acquisition, directly or indirectly, by the Company of all or a substantial portion of the assets or equity of a third party by way of negotiated purchase or otherwise; or (iii) the acquisition, directly or indirectly, by a third party of all or a substantial portion of the assets or equity of the Company by way of negotiated purchase or otherwise (the "Transaction(s)").

Douglas's merger and acquisition services may include, but will not necessarily be limited to:

(i) Assistance in the identification of businesses, organizations, assets or technologies that may constitute potential Transactions; (ii) assistance in the evaluation of such third parties from a financial point of view; (iii) assistance with respect to the form and structure of the Transaction; (iv) conducting discussions and negotiations regarding a Transaction; and (v) providing other related advice and assistance as the Company may reasonably request in connection with a Transaction.

The Company acknowledges that Douglas and its affiliates are in the business of providing merger and acquisition services (of all types contemplated by this agreement) to others. Nothing herein contained shall be construed to limit or restrict Douglas or its affiliates in conducting such business with respect to others or in rendering such advice to others.

3. Strategic Planning Services

Relating to its assistance with respect to the Financing, Douglas shall provide the Company with strategic planning services. Douglas strategic planning services shall include, but not be limited to, the following:

(i) advice regarding the Company's business plan; (ii) advice regarding formation of the Company's corporate goals and their implementation; (iii) advice regarding corporate organization, personnel and the related selection of needed specialty skills; (iv) general corporate documentation preparation and assistance, including services relating to assisting the Company in preparation of its business plan and related materials, including regulatory and filing documentation; (v) assistance regarding preparation and organization of the Company's corporate paperwork.

II. COMPENSATION

In consideration of rendering such services, the Company agrees to pay Douglas on the following basis:

(i) for financial advisory services—

(a) a non-refundable signing fee of $50,000, payable upon the execution of this Agreement;

(b) a documentation fee of $30,000, payable upon closing of the Financing, payable from the proceeds of the offering;

(c) a finder's fee of $120,000 ("Finder's Fee"), payable upon the successful purchase of the Public Shell, payable from the proceeds of the Financing. You agree to the above Finder's Fee when the purchase fee of the Public Shell ("Purchase Fee") is not higher than $300,000. If the Purchase Fee is higher than $300,000 but lower than 350,000, then the amount above $300,000 shall be paid by Douglas out of the Finder's Fee, and in no event shall the Purchase Fee be higher than $350,000 unless you and Douglas agree otherwise in written form; and

(d) a financing fee, payable in cash upon closing(s) of the Financing, equal to the following percentages of the total Financing value:

[redacted]	
Public equity offering	10.00%, plus warrants
Exercise of Warrants or Subscription Rights	10.00%

With respect to warrants provided as compensation as indicated in the table above, the warrant "coverage", that is the percent of the dollar amount of securities issued for which Douglas shall receive warrants to purchase the Company's equity securities, shall be 10%. For example, if the Company issues $1 million of common stock with warrants attached, Douglas shall receive a warrant to buy $100,000 of common stock with warrants attached of the Company. Such warrant will have a strike price that is 120% of the price of the equity securities, or underlying equity securities, offered in the Financing, or in the case of compensation not involving a Financing shall be at a strike price that is 100% of the price of the Company's common stock as set by the most recent third party sale, and shall be outstanding for a period of 6 years.

In connection with our financial advisory services, you agree that if during the period Douglas is retained by you a Financing is consummated with a third party, acting either as a Financial Investor or as a Strategic Investor, who was introduced directly or indirectly by Douglas ("Introduced Investors"), or if the Company enters into a definitive agreement with Introduced Investors which at any time thereafter results in a Financing, you will pay Douglas a financing fee equal to the fees indicated above with respect to such

Financing. It is understood that for purposes of this Agreement, Douglas shall be deemed to have introduced such Introduced Investors to the Company not only by physical introductions and meetings, but also by arranging or facilitating telephonic or correspondence meetings between the parties, whether or not Douglas participated in such meetings, telephone calls or correspondence. For the avoidance of doubt, Douglas shall always furnish to the Company competent proof showing that Douglas has conducted the aforesaid endeavors for the purpose of procurement of the Financing, including, without limitation, proof showing that it has liaised with the Introduced Investors.

Additionally, if during 2 years from the execution of this contract a Financing is consummated with a third party not introduced to the Company by Douglas, Douglas will be paid a fee equal to 25% of its compensation due pursuant to the language above.

Notwithstanding anything contained herein, Douglas's fees payable in connection with a Financing shall be paid at the level of the compensation table above at any time as there is a closing of the Financing or Transaction, or tranche of the Financing or Transaction, or finalization of related documentation or purchase of a Public Shell (the "Closings").

In the event that Douglas is successful in raising the Financing, but the Company declines to accept the Financing, Douglas will be paid a fee equal to 50% of its compensation due pursuant to the language above.

For a financing fee, in no event shall Douglas be paid more than the amount paid to it as if the Financing has been consummated.

For the purchase and merger of the Public Shell, the Company shall pay to Douglas a fee equal to 5% of the equity of the Public Shell (this 5% is included in the 35% equity being issued by the Company in this transaction, and this 5% shall include any and all equity payments to the owner of the Public Shell).

(ii) for merger and acquisition services--

(a) For any merger or acquisition, a merger and acquisition fee equal to the "Lehman Formula" based on $5 million increments, that is, 5% of the first $5 million, 4% of the second $5 million, 3% of the third $5 million, 2% of the fourth $5 million, 1% of the fifth $5 million and all proceeds acquired thereafter, etc., of the consideration paid in the Transaction.

In the event that Douglas is involved in both merger and acquisition services and financial advisory services with respect to a Transaction, Douglas shall be paid for each service.

For purpose of this Agreement, "consideration" means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities or guarantees) or other property, obligations or services, paid or payable directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with a Transaction, or the net present value of the estimated benefits to the Company of any joint venture, licensing or marketing agreement ("Consideration"). The value of Consideration shall be determined as follows:

(a) the value of securities, liabilities, obligations, property and services shall be the fair market value as shall mutually be agreed upon at the date of the closing of the Transaction;

(b) the value of indebtedness, including indebtedness assumed, shall be the face amount; and/or

(c) the net present value of the estimated benefits to the Company of any joint venture, licensing or marketing agreement, as mutually determined by the parties. If the parties cannot come to such mutual determination, the net present value described above shall be determined by arbitration.

If the Consideration payable in a Transaction includes contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any fees of Douglas relating to such Consideration shall be payable at the time of the receipt of such Consideration.

The Company acknowledges that Douglas and its affiliates are in the business of providing merger and acquisition services (of all types contemplated by this Agreement) to others. Nothing herein contained shall be construed to limit or restrict Douglas or its affiliates in conducting such business with respect to others or in rendering such advice to others.

The Company also acknowledges that Douglas and its affiliates have or may have ownership interests in businesses, assets or technologies identified by them or others to the Company as potential Transactions. Nothing herein contained shall be construed to limit or restrict the ability of Douglas or its affiliates to be compensated for its ownership interest in such a Transaction on a basis separate and apart from the compensation described herein.

In connection with our merger and acquisition services, you agree that if during the period Douglas is retained by you, a Transaction is consummated with a third party introduced by Douglas or the Company enters into a definitive agreement with a third party introduced by Douglas which at any time thereafter results in a Transaction ("Third Parties"), you will pay Douglas a transaction fee equal to the Lehman Formula times the Consideration.

It is understood that for purposes of this Agreement, Douglas shall be deemed to have introduced such Third Parties to the Company not only by physical introductions and meetings, but also by arranging or facilitating telephonic or correspondence meetings between the parties, whether or not Douglas participated in such meetings, telephone calls or correspondence. For the avoidance of doubt, Douglas shall always furnish to the Company competent proof showing that Douglas has conducted the aforesaid endeavors for the purpose of procurement of the merger and acquisition, including, without limitation, proof showing that it has liaised with the Third Parties.

Additionally, if during the period Douglas is retained by you, a Transaction is consummated with a third party not introduced to the Company by Douglas, Douglas will be paid a fee equal to 25% of its compensation due pursuant to the language above, provided, however, Douglas shall not be paid more than the amount paid to it as if the Transaction has been consummated.

(iii) for strategic planning services–

Upon execution of this Agreement:

(a) commencing upon the closing(s) of the Financing, a non-refundable quarterly retainer of $25,000 per quarter will be paid to Douglas for 24 months, and the Company will pay Douglas every quarter retainer within five (5) working days of the first month of each quarter period.

(iv) for expenses—

(a) the Company shall pay directly the reasonable expenses incurred by Douglas in relation to the Financing, including expenses related to Douglas's due diligence, and shall reimburse Douglas for any expenses reasonably incurred by it related to the Financing, subject to such expenses being authorized in advance by the Company (including, without limitation, reasonable professional and reasonable legal fees and disbursements incurred by Douglas in connection with its engagement hereunder with respect to services to be rendered by it, as well as any such fees or expenses reasonably incurred directly by personnel of Douglas or its agents or representatives in connection with work on behalf of the Company).

(b) In the event the Financing does not close due to a material misrepresentation by the Company that is discovered during the due diligence process, the Company will reimburse Douglas for its out of pocket expenses occurred in accordance with the provisions under the above (a), plus a breakage fee of $100,000.

All compensation and expenses will be reimbursed to Douglas via wire transfer. The Firm's wiring instructions are attached as Schedule A.

III. RIGHT TO BOARD PARTICIPATION OR OBSERVER STATUS

Douglas has the right, in its sole discretion, to name a representative to the Company's board of directors during the time of this Agreement and for such period of time after the termination of this Agreement as any Financial or Strategic Investor introduced by Douglas owns 5% or more of the Company's common stock. In its sole discretion, Douglas may not exercise its board participation right, but shall instead choose to be named an Observer to the Company's board of directors. Observer status, if exercised, shall entitle Douglas to be present at all board meetings, including physical and telephonic sessions, as well as to receive all information provided to the Company's board members for such meetings; Observer status shall not enable Douglas to vote or otherwise participate at such board meetings.

IV. RIGHT TO SUB-CONTRACT OR SYNDICATE

Douglas has the right, in its sole discretion, to sub-contract any of its rights to provide services hereunder to qualified third parties in its sole discretion, so long as (i)

Douglas remains the prime contractor of such services to the Company; (ii) Douglas shall be still responsible for all obligations under this Agreement; and (iii) Douglas shall be liable to pay all expenses occurred due to its sub-contracting on its own and shall not be entitled to ask for reimbursement thereby from the Company pursuant to this Agreement. Douglas has the right to enter into any finder, inter dealer or syndication agreements with qualified parties with respect to placing and arranging the Financing, provided that (i) Douglas shall be still responsible for all obligations under this Agreement; and (ii) Douglas shall be liable to pay all expenses occurred due to its sub-contracting on its own and shall not be entitled to ask for reimbursement thereby from the Company pursuant to this Agreement.

V. ADDITIONAL INVESTMENT BANKING SERVICES

If Douglas completes the Financing within one year of the execution of this Agreement, then the Company agrees that Douglas shall have the right, but not the obligation, which right is exercisable in Douglas's sole discretion, to provide investment banking services to the Company on an irrevocable preferential right of refusal basis in relation to the Company's financing for the term of this Agreement and such additional period of time as may be necessary to complete any project or Transaction already commenced pursuant to the Company's written request or engagement of Douglas prior to the expiration of such 2 year period. Such services may include underwriting and acting as a placement agent for the Company's securities on a lead-managed or co-managed basis, assisting in merger or acquisition transactions and providing other financial advisory services. Such right shall terminate with respect to any financing, transaction or service if the Company shall request in writing by certified mail Douglas to lead such financing or transaction or to provide such service and Douglas shall fail to notify the Company within fifteen (15) days thereafter that Douglas will accept the engagement. In the event that Douglas agrees to provide such investment banking services, Douglas shall only be paid as described in paragraph II above. The remaining terms of such engagement shall be contained in specific engagement agreements relating to the specific financing or transaction. Notwithstanding the above or any oral representations or assurances previously or subsequently made by the parties, this Agreement does not constitute a commitment by or obligation of Douglas to act as underwriter or placement agent in connection with any future offering of the Company's securities. Such a commitment on the part of Douglas would exist only upon the execution of a final, written engagement agreement and then only in accordance with the terms and conditions thereof. In any event, Douglas may determine in its sole discretion, for any reason (including, without limitation, the results of its due diligence investigation, a material change in the Company's financial condition; business or prospects, the lack of appropriate internal Douglas committee approvals or then current market conditions) not to participate in such an offering of the Company's securities. In the event that Douglas, with respect to any particular financing or transaction, elects not to provide investment banking or financial advisory services to the Company, nothing contained herein shall be deemed to prevent the Company from utilizing the services of another investment banking firm for such financing or transaction, but such retention of another investment banking firm shall be without prejudice to Douglas's rights hereunder with respect to other transactions.

VI. INDEMNIFICATION

The Company shall indemnify Douglas and hold it harmless against any and all losses, claims, damages or liabilities to which Douglas may become subject arising in any manner out of or in connection with the rendering of service by Douglas hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted from the gross negligence, bad faith and willful misconduct of Douglas.

The Company shall reimburse Douglas promptly for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, or otherwise relating to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the rendering of services by Douglas hereunder (including without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein); provided, however, that in the event a final judicial determination is made to the effect specified above, Douglas will remit to the Company any amounts reimbursed under such paragraph.

The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph shall apply if either the Company or Douglas is a formal party to any such lawsuits, claims or other proceedings and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, affiliate, director, officer, employee, or agent of Douglas (each, with Douglas, an "Indemnified Person"). The Company further agrees that, without Douglas's prior written consent, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or any other proceeding arising out of the financings or transactions contemplated by this Agreement unless such settlement includes an implicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all indemnified persons.

The Company further agrees that the indemnified persons are entitled to retain separate counsel of their choice in connection with any matters in respect of which Indemnification, reimbursement or contribution may be sought under this Agreement. Fees for counsel will be payable only if management and counsel to the Company have has been consulted and allowed to participate fully in the selection of reasonable and appropriate counsel to the indemnified person(s). Each indemnified person shall give notice to the Company within thirty (30) days of the assertion against such indemnified person of any claim or the commencement of any action or proceeding relating to any foregoing, provided further that if the indemnified person fails to notify the Company, then the Company shall be relieved of any liability that it may have to such indemnified person as to such claim hereunder.

The Company and Douglas agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is judicially determined to be unavailable for a reason other than the gross negligence, bad faith or willful misconduct of Douglas, then whether or not Douglas is the indemnified person, the Company and Douglas shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Douglas on the other hand, in connection with the financings or transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i)

above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company on the one hand, and Douglas on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by Douglas pursuant to this paragraph exceed the amount of the fees actually received by Douglas hereunder.

VII. MISCELLANEOUS

Except as contemplated by the terms hereof or subpoena issued by a court of competent jurisdiction, Douglas shall keep confidential all non-public information provided to it by the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as Douglas determines to have a need to know.

Except as required by applicable law, any advice to be provided by Douglas under this Agreement shall not be disclosed publicly or made available to any third parties without the prior approval by Douglas, and accordingly such advice shall not be relied upon by any person or entity other than the Company.

Subject to a written agreement, this Agreement may be terminated by the parties hereof.

In the event of a termination of this Agreement, Douglas shall have the right to immediately receive all fees owed to it as of the date of termination, as well as reimbursement for all expenses owed. In addition, it shall have the right to receive all fees for the strategic planning services provided under II (iii), for a period of 24 months from the date of termination and with respect to any Transaction with a person or entity introduced by Douglas to the Company during the term of this Agreement.

The Company agrees that Douglas has the right to place advertisements in financial and other newspapers and journals describing the Company's Financing and Douglas's related services to the Company hereunder, provided that Douglas will submit a copy of any such advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld.

Nothing in this Agreement, expressed or implied, is intended to confer or does it confer on any person or entity other than the parties hereto or their respective successors and assignees, and to the extent expressly set forth herein, the indemnified persons, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Douglas hereunder.

Neither the execution and delivery of this Agreement by the Company nor the consummation of the financings or transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the Certificate of Incorporation or By-laws of the Company; or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of New York. The Company and Douglas hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States District Courts located in New York for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. The Company further agrees that service of any process, summons, notice or document by mail, return receipt requested, to the Company's address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against the Company in any such court. The Company and Douglas hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of New York or the United States District Courts located in the State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Douglas hereunder is expressly and irrevocably waived.

If the foregoing correctly sets forth the understanding and agreement between Douglas and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date hereof.

Douglas Financial LLC

By: David Mack ______________ Date: January 28, 2007
David Mack
Sr. Vice President

AGREED:
Dalian RINO Environmental Engineering Science and Technology Co., Ltd.

By: ______________________
Name: Mr. Zou
Title: Chairman and CEO

SCHEDULE A

DOUGLAS ELECTRONIC WIRE TRANSFER INSTRUCTIONS

Please wire funds to:

USA Bank:	Mercantile Safe Deposit and Trust Company
Address:	1100 North Charles Street
City,State,Zip:	Baltimore, MD 21201-5522
Bank Phone Number:	410-962-1420
Bank Manager:	Phil Roe

Bank Routing Number:	052000618
Account Name:	Douglas Financial LLC
Account Number:	655093-2